EXHIBIT 99.1
     GeneLink, Inc. Names James Monton to Board of Directors
          Orlando, Florida – August 19, 2009 – GeneLink, Inc. (OTCBB: GNLK.OB, “the Company,” or “GeneLink”), has appointed Jim Monton to the Company’s Board of Directors. Mr. Monton brings decades of product development and branding experience, both domestic and international, in health and beauty care for Procter & Gamble (P&G). Jim will serve on the Audit and Compensation Committees of the Board of Directors.
          While at P&G, Mr. Monton led a number of successful projects including the launch of Pantene Pro V in the United States, which has become the world’s largest beauty care brand. Mr. Monton’s experience at P&G covered development of new products in Europe, Asia (including, specifically, Japan and China) and Latin America.
          “We look forward to working with Jim as we focus on leveraging the benefits of the tremendous opportunities available to GeneLink and GeneWize,” said Dr. Bernard Kasten, Executive Chairman. “Jim’s experience in the health and beauty care industry around the world will be an asset to GeneLink and its shareholders. On behalf of GeneLink, I would like to welcome Jim to the Board of Directors.”
          Mr. Monton currently serves on the Boards of Northern Kentucky University’s Business School and the International Business Center. He is a frequent speaker at international business seminars, guest lectures on management to MBA students, and sponsors scholarships for business students to work as interns outside the United States. Mr. Monton is a member of the Foreign Policy Leadership Council of Cincinnati and also uses his expertise to consult for companies on a strategic management and organizational issues.

About GeneLink, Inc.:
GeneLink is a 15-year old leading biosciences company specializing in consumer genomics. GeneLink’s patented and patent pending technologies include proprietary genetic assessments linked to personalized health, beauty and wellness applications. Its DNA assessments provide information that enables the customization of nutritional products, skincare products and health maintenance regimens designed to fulfill individual consumer needs. For more information visit www.genelinkbio.com
About GeneWize Life Sciences, Inc.:
GeneWize is the first direct selling industry company to focus on providing individually customized nutritional and skin care formulations based on a consumer’s personal DNA assessment. The company’s mission is to empower individuals to take personal responsibility and control of their health.
Every LifeMap Me™ custom nutritional formula and LifeMap Me™ custom skin care formula is “made exclusively” for each customer. This is a revolutionary new scientific approach to delivering products that truly address individual needs. GeneWize is committed to innovating and manufacturing the highest quality, scientifically proven health, beauty and wellness products. For more information on GeneWize, please visit: www.genewize.com
This release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in the press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. GeneLink disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

GeneLink/GeneWize Contact:	GeneLink Investor Relations Contact:
Monte Taylor, CEO	Tel: 407-772-7164
Tel: 800-558-4363	Email: IR@genelinkbio.com